Exhibit 99.1

Ford Credit Reports Third Quarter Pre-Tax Profit of $427 Million; Net Income of $272 Million*

DEARBORN, Mich., Oct. 24, 2013 – Ford Motor Credit Company reported a pre-tax profit of $427 million in the third quarter of 2013, compared with $393 million a year earlier. The increase in pre-tax earnings is more than explained by higher volume in North America. The drivers of higher volume were an increase in leasing, reflecting changes in Ford’s marketing programs, as well as higher non-consumer finance receivables due to higher dealer stocks.

Ford Credit’s net income was $272 million in the third quarter, compared with $355 million in the previous year.

“We remain solidly on track for 2013,” Ford Credit Chairman and CEO Bernard Silverstone said. “We are growing along with Ford and continue to offer a full range of financing products and the world-class services that support Ford sales, our dealers and customers.”

On September 30, 2013, Ford Credit’s total receivables were $98 billion, compared with $90 billion at year-end 2012. Managed receivables were $99 billion at September 30, 2013, up from $91 billion at year-end 2012. Managed leverage was 8.2 to 1 at September 30, 2013, compared with 8.3 to 1 at year-end 2012.

Ford Credit continues to expect full year 2013 pre-tax profits to be about equal to 2012. Ford Credit now expects year-end managed receivables of about $100 billion, which is within the prior range of $97 billion to $102 billion, and distributions of about $400 million, up from $200 million previously planned, reflecting a fourth quarter reduction in Ford Credit’s tax liability.

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About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is a wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com or www.lincolnafs.com.

Contacts:	Margaret Mellott	Steve Dahle
	Ford Credit	Ford Fixed Income
	Communications	Investment Community
	313.322.5393	313.621.0881
	mmellott@ford.com	fixedinc@ford.com

— — — — —

*	The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.  For additional discussion, see “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED INCOME STATEMENT
For the Periods Ended September 30, 2012 and 2013
(in millions)

	Third Quarter		First Nine Months
	2012	2013	2012	2013
	(unaudited)		(unaudited)
Financing revenue
Operating leases	$872	$1,089	$2,478	$2,994
Retail	741	701	2,251	2,079
Wholesale	306	342	1,027	1,071
Other	41	43	118	125
Total financing revenue	1,960	2,175	5,874	6,269
Depreciation on vehicles subject to operating leases	(640)	(830)	(1,808)	(2,197)
Interest expense	(741)	(691)	(2,318)	(2,056)
Net financing margin	579	654	1,748	2,016
Other revenue
Insurance premiums earned	24	28	75	87
Other income, net	85	81	207	204
Total financing margin and other revenue	688	763	2,030	2,307
Expenses
Operating expenses	240	289	731	779
Provision for credit losses	42	32	(33)	81
Insurance expenses	13	15	49	59
Total expenses	295	336	747	919
Income before income taxes	393	427	1,283	1,388
Provision for income taxes	38	155	337	477
Net income	$355	$272	$946	$911
__________
Certain prior period amounts in our Consolidated Income Statement were reclassified to conform to current year presentation.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Periods Ended September 30, 2012 and 2013
(in millions)

	Third Quarter		First Nine Months
	2012	2013	2012	2013
	(unaudited)		(unaudited)
Net income	$355	$272	$946	$911
Other comprehensive income/(loss), net of tax
Foreign currency translation	185	176	141	(62)
Total other comprehensive income/(loss), net of tax	185	176	141	(62)
Comprehensive income	$540	$448	$1,087	$849

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED BALANCE SHEET
(in millions)

	December 31, 2012	September 30, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$9,189	$9,045
Marketable securities	2,106	2,405
Finance receivables, net	75,063	78,726
Net investment in operating leases	14,701	18,802
Notes and accounts receivable from affiliated companies	1,173	975
Derivative financial instruments	1,256	865
Other assets	2,256	2,470
Total assets	$105,744	$113,288

LIABILITIES
Accounts payable
Customer deposits, dealer reserves, and other	$1,072	$1,421
Affiliated companies	234	511
Total accounts payable	1,306	1,932
Debt	89,258	94,483
Deferred income taxes	1,669	1,712
Derivative financial instruments	400	555
Other liabilities and deferred income	3,458	4,157
Total liabilities	96,091	102,839

SHAREHOLDER’S INTEREST
Shareholder’s interest	5,274	5,217
Accumulated other comprehensive income	743	741
Retained earnings	3,636	4,491
Total shareholder’s interest	9,653	10,449
Total liabilities and shareholder’s interest	$105,744	$113,288

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities (“VIEs”). These assets and liabilities are included in the consolidated balance sheet above.

	December 31, 2012	September 30, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$2,877	$2,705
Finance receivables, net	47,190	43,106
Net investment in operating leases	6,308	6,963
Derivative financial instruments	4	4

LIABILITIES
Debt	$40,245	$38,537
Derivative financial instruments	134	76

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.

 RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Net Finance Receivables and Operating Leases	December 31, 2012	September 30, 2013
Receivables (a)	(in billions)
Finance Receivables – North America Segment
Consumer
Retail financing	$39.5	$40.5
Non-Consumer
Dealer financing (b)	19.5	20.4
Other	1.1	0.9
Total North America Segment – finance receivables	60.1	61.8
Finance Receivables – International Segment
Consumer
Retail financing	9.0	10.3
Non-Consumer
Dealer financing (b)	7.5	8.1
Other	0.4	0.4
Total International Segment – finance receivables	16.9	18.8
Unearned interest supplements	(1.5)	(1.5)
Allowance for credit losses	(0.4)	(0.4)
Finance receivables, net	75.1	78.7
Net investment in operating leases	14.7	18.8
Total receivables	$89.8	$97.5

Memo: Total managed receivables (c)	$91.3	$99.0

Managed Leverage Calculation	December 31, 2012	September 30, 2013
	(in billions)
Total debt (d)	$89.3	$94.5
Adjustments for cash, cash equivalents, and marketable securities (e)	(10.9)	(11.0)
Adjustments for derivative accounting (f)	(0.8)	(0.2)
Total adjusted debt	$77.6	$83.3

Equity (g)	$9.7	$10.4
Adjustments for derivative accounting (f)	(0.3)	(0.3)
Total adjusted equity	$9.4	$10.1

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	8.3	8.2
Memo: Financial statement leverage (to 1) = Total debt / Equity	9.2	9.0
__________

(a)
Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.

(b)	Dealer financing primarily includes wholesale loans to dealers to finance the purchase of vehicle inventory.

(c)	Equals total receivables, excluding unearned interest supplements of $(1.5) billion at December 31, 2012 and September 30, 2013.

(d)
Includes debt reported on Ford Credit’s balance sheet that is issued in securitization transactions and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions.

(e)	Excludes marketable securities related to insurance activities.

(f)
Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

(g)	Shareholder’s interest reported on Ford Credit’s balance sheet.